Exhibit 16.1

Deloitte & Touche LLP
Suite 3600
555 Seventeenth St.
Denver, CO 80202-3942
USA

Tel: +1 303 292 5400
Fax: +1 303 312 4000
www.deloitte.com

August 20, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams;

We have read Item 4 of Venoco, Inc.’s Form 8-K dated August 20, 2008, and have the following comments:

1.   We agree with the statements made in Item 4.01(a).

2.   We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Fax (202) 772-9251 and 9252 (PCAOB Letter File and 7th Floor)

Mr. Timothy M. Marquez, Chief Executive Officer
Mr. J.C. McFarland, Chairman of the Audit Committee

Member of
Deloitte Touche Tohmatsu